Exhibit 99.1
PRESS RELEASE
INX Announces Consummation of $9.9 million Registered Direct Offering of Common Stock to Institutional Investors
HOUSTON—(BUSINESS WIRE)—June 26, 2008—INX, Inc. (NASDAQ: INXI) announced today that it has consummated the previously announced offering to sell up to 900,000 shares of its common stock to certain institutional investors at $11.00 per share. The offering resulted in gross proceeds of approximately $9.9 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. Raymond James & Associates, Inc. acted as the sole placement agent for the transaction.
This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
ABOUT INX INC.:
INX Inc. (NASDAQ: INXI) is an information and communications technology infrastructure solutions firm delivering “Business Ready Solutions” to enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise network and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers range from large enterprises organizations such as corporations, to public entities that include federal, state and local governmental agencies. Additional information about INX can be found on our Website at www.inxi.com. Information on our website does not, however, form a part of this press release. All shares of INXI in the offering were offered pursuant to a previously effective shelf registration statement and a prospectus and accompanying prospectus supplement. Copies of these documents are available at the SEC’s website at http://www.sec.gov.
SAFE HARBOR STATEMENT ABOUT FORWARD-LOOKING STATEMENTS:
The statements contained in this press release that are not strictly statements of historical fact, including, but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this press release could differ materially from those stated in the forward-looking statements due to numerous factors. Information on the factors and risks that could affect INX’s business, financial condition and results of operations are contained in INX’s public disclosure filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” discussions therein, which are available at www.sec.gov. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.
CONTACT:
Brian Fontana
Chief Financial Officer, INX Inc.
713-795-2000
Brian.Fontana@inxi.com